Performance Information Schedule

30 Day Yield Calculation

    YIELD =  2[( a - b  + 1)6 - 1]
                 cd

      WHERE: a = dividends and interest earned during the period.
             b = expenses accrued for the period.
             c = average daily number of shares outstanding during the period.
             d = maximum offering price per share on the last day of the period.

Holland Balanced Fund:
          a=     23,120
          b=      8,534
          c=    650,518
          d=      11.44

      Yield=    2.36%

Performance Information Schedule

Total Return

   Date of       Net       Cap.       Shares                    Returns
Distribution   Income     Gains.    Reinvested    NAV    Inception     5     1
                                                                    Years  Years

Holland Balanced Fund:

  10/2/95                                        10.00    1,000.00
 10/31/95     0.00000    0.00000      0.000      10.01    1,001.00
 11/30/95     0.00000    0.00000      0.000      10.34    1,034.00
 12/31/95     0.07000    0.00000      6.667      10.50    1,120.00
  1/31/96     0.00000    0.00000      0.000      10.71    1,142.40
  2/29/96     0.00000    0.00000      0.000      10.71    1,142.40
  3/31/96     0.00000    0.00000      0.000      10.92    1,164.80
  4/30/96     0.04500    0.00000      4.085      11.09    1,228.24
  5/31/96     0.00000    0.00000      0.000      11.28    1,249.28
  6/30/96     0.00000    0.00000      0.000      11.21    1,241.53
  7/31/96     0.05000    0.00000      4.654      10.86    1,253.31
  8/31/96     0.00000    0.00000      0.000      11.13    1,284.47
  9/30/96     0.00000    0.00000      0.000      11.39    1,314.47